Exhibit 99.1
SPX FLOW Announces Election of Suzanne B. Rowland to Board of Directors
CHARLOTTE, N.C., November 27, 2018 - SPX FLOW, Inc. (NYSE: FLOW) announced today that its Board of Directors has elected Suzanne B. Rowland as an additional independent director.
“Ms. Rowland brings extensive operational and commercial leadership experience to the Board in the industrial and global material markets,” said Robert F. Hull, Jr., Chairman of the Board. “We believe her comprehensive knowledge in leading global operations and broad strategy experience will make her a valuable addition to our Board as we continue our journey to transform SPX FLOW into a world class operating company. We are excited to welcome her to our team.”
Ms. Rowland is the Group Vice President, Industrial Specialties at Ashland Global Holdings, Inc., a publicly traded specialty chemicals company serving customers in a wide range of consumer and industrial markets. She is also a member of the Board of Directors at L.B. Foster Company, a role she began in May 2008, and serves as their Chair of the Nomination and Governance Committee and as a member of the Audit Committee. Previously, Ms. Rowland held senior executive positions at Tyco International and Rohm and Haas Company. Her educational background includes a Bachelor of Science in Engineering from the University of Pennsylvania and a Masters of Science from the London Business School.
About SPX FLOW, Inc.:
Based in Charlotte, North Carolina, SPX FLOW, Inc. (NYSE: FLOW) innovates with customers to help feed and enhance the world by designing, delivering and servicing high value solutions at the heart of growing and sustaining our diverse communities. The company's product offering is concentrated in rotating, actuating and hydraulic technologies, as well as automated process systems, into food and beverage, industrial and power and energy markets. SPX FLOW has approximately $2 billion in annual revenues with operations in more than 30 countries and sales in more than 150 countries. To learn more about SPX FLOW, please visit www.spxflow.com.
Investor and Media Contact:
Ryan Taylor, VP, Strategy
Phone: 704-752-4486
Email: investor@spxflow.com